    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2000



                                                      REGISTRATION NO. 333-90903

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              BROADCOM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  CALIFORNIA                                       33-0480482
        (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
                INCORPORATION)                               IDENTIFICATION NUMBER)

                              16215 ALTON PARKWAY
                            IRVINE, CALIFORNIA 92618
                                 (949) 450-8700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          HENRY T. NICHOLAS III, PH.D.
               PRESIDENT, CHIEF EXECUTIVE OFFICER AND CO-CHAIRMAN
                              BROADCOM CORPORATION
                              16215 ALTON PARKWAY
                            IRVINE, CALIFORNIA 92618
                                 (949) 450-8700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

            BRUCE R. HALLETT, ESQ.                             DAVID A. DULL, ESQ.
             SUE L. COLLINS, ESQ.                             BROADCOM CORPORATION
        BROBECK, PHLEGER & HARRISON LLP                        16215 ALTON PARKWAY
              38 TECHNOLOGY DRIVE                           IRVINE, CALIFORNIA 92618
           IRVINE, CALIFORNIA 92618                              (949) 450-8700
                (949) 790-6300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                              AMOUNT        PROPOSED MAXIMUM       PROPOSED MAXIMUM          AMOUNT OF
            TITLE OF SHARES                   TO BE          OFFERING PRICE           AGGREGATE            REGISTRATION
           TO BE REGISTERED                 REGISTERED        PER SHARE(1)        OFFERING PRICE(1)             FEE
---------------------------------------------------------------------------------------------------------------------------
Class A common stock, $.0001 par
  value................................      653,159            $151.125           $ 98,708,653.88          $27,441.01
Class B common stock, $.0001 par
  value................................      653,159            $151.125           $ 98,708,653.88          $27,441.01
         Total.........................                                            $197,417,307.76          $54,882.02
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended (the "Securities Act"). Based upon the average of the high and low sales prices per share of Broadcom's Class A common stock on November 5, 1999 as reported on the Nasdaq National Market, pursuant to Rule 457(c) of the Securities Act. Registration fee was paid on November 12, 1999.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 653,159 SHARES

                                [BROADCOM LOGO]

                              CLASS A COMMON STOCK
                            AND CLASS B COMMON STOCK

     This prospectus relates to 653,159 shares of our Class B common stock that we may issue from time to time in exchange for exchangeable shares issued by one of our Canadian subsidiaries, HH Acquisition Inc. The exchangeable shares were issued by HH Acquisition Inc. in August 1999 to shareholders of HotHaus Technologies Inc. in connection with our acquisition of HotHaus Technologies. As a holder of exchangeable shares, you may exchange your exchangeable shares for shares of our Class B common stock at any time. Upon an exchange of exchangeable shares, you will receive one share of our Class B common stock for each exchangeable share. You also will receive a cash amount equal to any declared and unpaid dividend on the exchangeable shares if the record date for the dividend is prior to the date of exchange. The automatic redemption date for the exchangeable shares is August 31, 2009. On that date, HH Acquisition Inc. will redeem, or HH Acquisition ULC, another of our Canadian subsidiaries, will acquire, all of the then outstanding exchangeable shares by delivering, for each exchangeable share, one share of our Class B common stock plus a cash amount equal to any declared and unpaid dividends. HH Acquisition Inc. may redeem or HH Acquisition ULC may acquire all exchangeable shares before August 31, 2009 if there are fewer than 100,000 exchangeable shares then outstanding that are not owned by us or our affiliates.


     This prospectus also relates to 653,159 shares of our Class A common stock into which the shares of Class B common stock offered by this prospectus are convertible. We have two classes of common stock outstanding, Class A common stock and Class B common stock. The rights, preferences and privileges of each class of common stock are identical in all respects except for voting rights. The holders of the Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share on matters submitted to a vote of the shareholders. Holders of shares of Class A common stock and holders of shares of Class B common stock vote together as a single class on all matters submitted to a shareholder vote, except (1) as otherwise required by law or (2) with respect to a proposed issuance of additional shares of Class B common stock, which issuance requires the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting separately as a class, unless such issuance has been approved by at least two-thirds of the members of our board of directors then in office. Each share of our Class B common stock is convertible at the option of the holder into one share of Class A common stock, and generally will automatically convert into one share of Class A common stock upon sale or other transfer.



     Our Class A common stock is quoted on the Nasdaq National Market under the symbol "BRCM." On January 10, 2000, the last reported sale price for the Class A common stock was $295.56 per share. Our Class B common stock is not publicly traded.


                           -------------------------

     SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON STOCK AS A RESULT OF THE EXCHANGE OF YOUR EXCHANGEABLE SHARES.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------


                  The date of this prospectus is January 10, 2000.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Broadcom....................................................    3
Risk Factors................................................    3
Use of Proceeds.............................................   21
Plan of Distribution........................................   21
Description of Capital Stock................................   25
Income Tax Considerations Regarding Our Common Stock and the
  Exchange of Exchangeable Shares...........................   26
Where You Can Find More Information.........................   34
Incorporation of Certain Documents by Reference.............   35
Forward-Looking Statements..................................   36
Legal Matters...............................................   36
Experts.....................................................   36


                           -------------------------

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF ANY PERSON DOES PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OF SOLICITATION IN ANY JURISDICTION WHERE OFFERS OR SALES ARE NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, EVEN THOUGH THIS PROSPECTUS MAY BE DELIVERED OR SHARES MAY BE SOLD UNDER THIS PROSPECTUS ON A LATER DATE.

                                    BROADCOM


     In this prospectus, the terms "Broadcom," "company," "we," "us" and "our" refer to Broadcom Corporation and its subsidiaries.


     We are a leading provider of highly integrated silicon solutions that enable broadband digital transmission of voice, data and video content to and throughout the home and within the business enterprise. Our products enable the high-speed transmission of data over existing communications infrastructures, most of which were not originally intended for digital data transmission. Using proprietary technologies and advanced design methodologies, we design, develop and supply integrated circuits for a number of the most significant broadband communications markets, including the markets for cable set-top boxes, cable modems, high-speed office networks, home networking, direct broadcast satellite and terrestrial digital broadcast, and digital subscriber lines.

     Our principal executive offices are located at 16215 Alton Parkway, Irvine, California 92618. Our telephone number is (949) 450-8700.

                                  RISK FACTORS

     Before deciding to invest in our company or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information in this report and in our other filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 1998 and subsequent reports on Forms 10-Q and 8-K. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occur, that could seriously harm our business, financial condition or results of operations. In that event, the market price for our Class A common stock could decline and you may lose all or part of your investment.


THE EXCHANGE OF YOUR HH ACQUISITION INC. EXCHANGEABLE SHARES IS GENERALLY A TAXABLE EVENT AND YOUR TAX CONSEQUENCES WILL VARY DEPENDING ON A NUMBER OF FACTORS.



     The exchange of HH Acquisition Inc. exchangeable shares for shares of Broadcom Class B common stock is generally a taxable event in Canada and the United States. A summary of the material Canadian and United States federal income tax considerations generally applicable under the Income Tax Act (Canada) or the Internal Revenue Code of 1986, as amended, if you exchange your exchangeable shares for our Class B common stock is included later in this prospectus under the section entitled "Income Tax Considerations Regarding Our Common Stock and the Exchange of Exchangeable Shares." Your tax consequences can vary depending on a number of factors, including:


     - your residency;

     - the method of exchange; and

     - the length of time that the exchangeable shares were held prior to exchange.


Canadian and United States federal income tax considerations will vary according to your particular circumstances. You should consult with your own tax advisor as to the tax consequences of exchanging your exchangeable shares for shares of our Class B common stock.

OUR COMMON STOCK WILL BE FOREIGN PROPERTY IN CANADA AND MAY SUBJECT SOME TRUSTS HOLDING OUR COMMON STOCK TO TAX.

     Our Class A common stock and Class B common stock will be foreign property in Canada for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans and for some other tax-exempt persons. Under the Income Tax Act (Canada)
Part XI, tax is generally imposed on these trusts where the cost amount of foreign property held by the trust at the end of the month exceeds 20% of the cost amount of all property held by the trust at the end of the month. Part XI tax is imposed at the rate of one percent per month of the cost amount of any excess foreign property.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY. AS A RESULT, WE MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Our quarterly revenues and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may be due to a number of factors, including the following:

     - the volume of our product sales and pricing concessions on volume sales;

     - the timing, rescheduling or cancellation of significant customer orders;

     - the gain or loss of a key customer;


     - the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products;



     - silicon wafer pricing and the availability of foundry and assembly capacity and raw materials;


     - our ability to specify, develop, complete, introduce, market and transition to volume production new products and technologies in a timely manner;

     - the timing of customer qualification and industry interoperability certification of new products and the risks of non-qualification or non-certification;


     - the rate at which our present and future customers and end users adopt Broadcom's technologies and products in our target markets;


     - the rate of adoption and acceptance of new industry standards in our target markets;

     - intellectual property disputes and customer indemnification claims;

     - the risks inherent in our acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through volume production, integration issues, costs and unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, accounting charges, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized;

     - the effectiveness of our product cost reduction efforts;

     - fluctuations in our manufacturing yields and other problems or delays in the fabrication, assembly, testing or delivery of our products;

     - the effects of new and emerging technologies;


     - the risks and uncertainties associated with our international operations;


     - our ability to retain and hire key executives, technical personnel and other employees in the numbers, with the capabilities and at the compensation levels that we need to implement our business and product plans;

     - problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration;

     - changes in our product or customer mix;

     - the quality of our products and any remediation costs;

     - the effects of natural disasters and other events beyond our control;

     - the level of orders received that we can ship in a fiscal quarter;

     - economic and market conditions in the semiconductor industry and the broadband communications markets;

     - potential business disruptions, claims, expenses and other difficulties resulting from "Year 2000" problems in computer-based systems used by us, our suppliers or our customers; and

     - general economic and market conditions.


     We intend to continue to increase our operating expenses in 2000. A large portion of our operating expenses, including rent, salaries and capital lease expenditures, is fixed and difficult to reduce or change. Accordingly, if our total revenue does not meet our expectations, we probably would not be able to adjust our expenses quickly enough to compensate for the shortfall in revenue. In that event, our business, financial condition and results of operations would be materially and adversely affected.


     Due to all of the foregoing factors, and the other risks discussed in this report, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance.

BECAUSE WE DEPEND ON A FEW SIGNIFICANT CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR REVENUES, THE LOSS OF A KEY CUSTOMER COULD SERIOUSLY HARM OUR BUSINESS. IN ADDITION, IF WE ARE UNABLE TO CONTINUE TO SELL EXISTING AND NEW PRODUCTS TO OUR KEY CUSTOMERS IN SIGNIFICANT QUANTITIES OR TO ATTRACT NEW SIGNIFICANT CUSTOMERS, OUR FUTURE OPERATING RESULTS COULD BE ADVERSELY AFFECTED.


     We have derived a substantial portion of our revenues in the past from sales to a relatively small number of customers. As a result, the loss of any significant customer could materially and adversely affect our financial condition and results of operations. Sales to General Instrument, 3Com and Cisco, including sales to their respective manufacturing subcontractors, accounted for approximately 29.7%, 17.6% and 11.8%, respectively, of our revenue in the nine months ended September 30, 1999. Sales to our five largest customers, including sales to their respective manufacturing subcontractors, decreased to 63.4% of our revenue in the three months ended September 30, 1999 compared to 69.3% in the three months ended September 30, 1998. In the nine months ended September 30, 1999 sales to our five largest customers decreased to 69.1% of our revenue compared to 71.6% in the respective prior year period. We expect that our key customers will continue to account for a substantial portion of our revenue for 1999 and in the future. Accordingly, our future operating results will continue to depend on the success of our largest customers and on our ability to sell existing and new products to these customers in significant quantities.

     We may not be able to maintain or increase sales to certain of our key customers for a variety of reasons, including the following:

     - Most of our customers can stop incorporating our products into their own products with limited notice to us and suffer little or no penalty.

     - Our agreements with our customers typically do not require them to purchase a minimum amount of our products.

     - Many of our customers have pre-existing relationships with our current or potential competitors that may affect their decision to purchase our products.

     - Our customers face intense competition from other manufacturers that do not use our products.

     - Some of our customers offer or may offer products that compete with our products.

     - Our longstanding relationships with some of our larger customers may also deter other potential customers who compete with these customers from buying our products.

     In addition, in order to attract new customers or retain existing customers, we may offer certain customers favorable prices on our products. If these prices are lower than the prices paid by our existing customers, we would have to offer the same lower prices to certain of our customers who have contractual "most favored nation" pricing arrangements. In that event, our average selling prices and gross margins would decline. The loss of a key customer, a reduction in our sales to any key customer or our inability to attract new significant customers could materially and adversely affect our business, financial condition or results of operations.

WE FACE INTENSE COMPETITION IN THE BROADBAND COMMUNICATIONS MARKETS AND SEMICONDUCTOR INDUSTRY, WHICH COULD REDUCE OUR MARKET SHARE IN EXISTING MARKETS AND AFFECT OUR ENTRY INTO NEW MARKETS.

     The broadband communications markets and semiconductor industry are intensely competitive. We expect competition to continue to increase in the future as industry standards become well known and as other competitors enter our target markets. We currently compete with a number of major domestic and international suppliers of integrated circuits in the markets for cable set-top boxes, cable modems, high-speed office networks, home networking, direct broadcast satellite and terrestrial digital satellite, and digital subscriber lines. This competition has resulted and may continue to result in declining average selling prices for our products. We currently compete in the cable set-top box market with Conexant, Fujitsu, LSI Logic, Motorola, Philips Electronics, STMicroelectronics, Texas Instruments and VLSI Technology, a subsidiary of Philips Electronics, for communication devices, and with ATI Technologies, C-Cube, LSI Logic, Motorola, STMicroelectronics and Texas Instruments in the MPEG/graphics segment. We expect that other major semiconductor manufacturers will enter the market as digital broadcast television and other digital cable television markets become more established. A number of companies, including Conexant, Libit Signal Processing, a subsidiary of Texas Instruments, and others have announced MCNS/DOCSIS compliant products, which could result in significant competition in the cable modem market. In the high-speed office networking market, we principally compete with established suppliers including Galileo, Level One Communications, a subsidiary of Intel Corporation, Lucent Technologies, National Semiconductor and Texas Instruments. A number of smaller companies have announced products in our target markets, such as Altima, Seeq, a subsidiary of LSI Logic, and Allayer. We also compete for customer specific ASICs against traditional ASIC suppliers such as Lucent, LSI Logic, NEC and Toshiba. Our principal competitors in the DBS and terrestrial broadcast market include Conexant, Fujitsu, Hyundai, LG Semiconductors, Libit, LSI Logic, Lucent, Motorola, Nxtwave Communica-tions, Oren, Philips Electronics, Sony, STMicroelectronics and VLSI Technology. Our principal competitors in the xDSL market include Alcatel, Analog Devices, Conexant, Globespan, Lucent, Motorola, Siemens and Texas Instruments. As the home networking market develops, we expect to encounter competition from various competitors, including Advanced Micro Devices, Conexant, Intel, Lucent and Texas Instruments. In all of the foregoing markets, we also may face competition from newly established competitors and suppliers of products based on new or emerging technologies. We also believe we will encounter further consolidation in the markets in which we compete.

     Many of our competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution and technical resources than we do. As a result, these competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources than we can to the promotion and sale of their products. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Existing or new competitors may also develop technologies in the future that more effectively address the transmission of digital information through existing analog infrastructures at lower costs than our technologies. Increased competition has in the past and is likely to continue to result in price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to continue to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

OUR ACQUISITION STRATEGY MAY REQUIRE US TO MAKE SIGNIFICANT CAPITAL INFUSIONS, BE DILUTIVE TO OUR EXISTING SHAREHOLDERS, AND RESULT IN DIFFICULTIES IN ASSIMILATING AND INTEGRATING THE OPERATIONS, PERSONNEL, TECHNOLOGIES, PRODUCTS AND INFORMATION SYSTEMS OF ACQUIRED COMPANIES.

     A key element of our business strategy involves expansion through the acquisition of businesses, products or technologies that would allow us to complement our existing product offerings, expand our market coverage or enhance our technological capabilities. Since January 1999, we have acquired Maverick Networks, Epigram, Inc., Armedia, Inc., HotHaus Technologies Inc. and AltoCom, Inc. We plan to continue to pursue acquisition opportunities in the future. Acquisitions may require significant capital infusions, typically entail many risks and could result in difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of the acquired company. We may also encounter delays in the timing and successful completion of the acquired company's technology and product development to production readiness, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, or contractual, intellectual property or employment issues. In addition, the key personnel of the acquired company may decide not to work for us. The acquisition of another company or its products and technologies may also require us to enter into a geographic or business market in which we have little or no prior experience. These challenges could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, acquisitions may materially and adversely affect our results of operations because they may require large one-time write-offs, increased debt and contingent liabilities, substantial depreciation or deferred compensation charges or the amortization of expenses related to goodwill and other intangible assets. We may seek to account for acquisitions under the pooling-of-interests accounting method, but that method may not be available. Any of these events could cause the price of our Class A common stock to decline. Furthermore, if we issue equity or convertible debt securities to pay for an acquisition, as in the case of our recent acquisitions, the issuance may be dilutive to our existing shareholders. In addition, the equity or debt securities that we may issue could have rights, preferences or privileges senior to those of the holders of our common stock.


     We cannot assure you that we will be able to consummate any of our acquisitions or that we will realize the benefits anticipated from these acquisitions. In the future, we may not be able to find other suitable acquisition opportunities. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms. Moreover, due to our limited acquisition experience, it may be difficult for us to successfully integrate any acquired businesses, products, technologies or personnel, which could materially and adversely affect our business, financial condition and results of operations.

WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN THE SEMICONDUCTOR INDUSTRY AND BROADBAND COMMUNICATIONS MARKETS IN ORDER TO REMAIN COMPETITIVE.

     Our future success will depend on our ability to anticipate and adapt to changes in technology and industry standards. We will also need to continue to develop and introduce new and enhanced products to meet our customers' changing demands. Substantially all of our current product revenue is derived from sales of products for the high-speed networking, cable set-top box and cable modem markets. These markets are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and short product life cycles. In addition, these markets continue to undergo rapid growth and consolidation. A significant slowdown in any of these markets or other broadband communications markets could materially and adversely affect our business, financial condition and results of operations. Our success will also depend on the ability of our customers to develop new products and enhance existing products for the broadband communications markets and to successfully introduce and promote those products. The broadband communications markets may not continue to develop to the extent or in the timeframes that we anticipate. If new markets do not develop as we anticipate or if our products do not gain widespread acceptance in these markets, our business, financial condition and results of operations could be materially and adversely affected.

IF WE DO NOT ANTICIPATE AND ADAPT TO EVOLVING INDUSTRY STANDARDS IN THE SEMICONDUCTOR INDUSTRY AND BROADBAND COMMUNICATIONS MARKETS, OUR PRODUCTS COULD BECOME OBSOLETE AND WE COULD LOSE MARKET SHARE.

     Products for broadband communications applications generally are based on industry standards that are continually evolving. If new industry standards emerge, our products or our customers' products could become unmarketable or obsolete. We may also have to incur substantial unanticipated costs to comply with these new standards. Our past sales and profitability have resulted, to a large extent, from our ability to anticipate changes in technology and industry standards and to develop and introduce new and enhanced products. Our ability to adapt to these changes and to anticipate future standards, and the rate of adoption and acceptance of those standards, will be a significant factor in maintaining or improving our competitive position and prospects for growth. We have in the past invested substantial resources in emerging technologies, such as 100Base-T4 for high-speed networking, which did not achieve the market acceptance that we had expected. Our inability to anticipate the evolving standards in the semiconductor industry and, in particular the broadband communications markets, or to develop and introduce new products successfully into these markets could materially and adversely affect our business, financial condition and results of operations.

IF WE ARE UNABLE TO DEVELOP AND INTRODUCE NEW SILICON SOLUTIONS SUCCESSFULLY AND IN A COST-EFFECTIVE AND TIMELY MANNER OR TO ACHIEVE MARKET ACCEPTANCE OF OUR NEW PRODUCTS, OUR OPERATING RESULTS WOULD BE ADVERSELY AFFECTED.

     Our future success will depend on our ability to develop new silicon solutions for existing and new markets, introduce these products in a cost-effective and timely manner and convince leading equipment manufacturers to select these products for design into their own new products. Our quarterly results in the past have been, and are expected in the future to continue to be, dependent on the introduction of a relatively small number of new products and the timely completion and delivery of those products to customers. The development of new silicon devices is highly complex, and from time to time we have experienced delays in completing the development and introduction of new products. Our ability to successfully develop and deliver new products will depend on various factors, including our ability to:

     - accurately predict market requirements and evolving industry standards;

     - accurately define new products;

     - timely complete and introduce new product designs;

     - timely qualify and obtain industry interoperability certification of our products and our customers' products into which our products will be incorporated;

     - obtain sufficient foundry capacity;

     - achieve high manufacturing yields; and

     - gain market acceptance of our products and our customers' products.

     If we are not able to develop and introduce new products successfully and in a cost-effective and timely manner, our business, financial condition and results of operations would be materially and adversely affected.

     Our new products generally are incorporated into our customers' products at the design stage. We have often incurred significant expenditures on the development of a new product without any assurance that an equipment manufacturer will select our product for design into its own product. The value of our products largely depends on the commercial success of our customers' products and on the extent to which those products accommodate components manufactured by our competitors. We cannot assure you that we will continue to achieve design wins. In addition, the equipment that incorporates our products may never become commercially successful.

WE DEPEND ON TWO INDEPENDENT FOUNDRIES TO MANUFACTURE SUBSTANTIALLY ALL OF OUR CURRENT PRODUCTS, AND ANY FAILURE TO OBTAIN SUFFICIENT FOUNDRY CAPACITY COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     We do not own or operate a fabrication facility. Two outside foundries, Taiwan Semiconductor Manufacturing Corporation, or TSMC, in Taiwan and Chartered Semiconductor Manufacturing, or Chartered, in Singapore, currently manufacture substantially all of our semiconductor devices in current production. In September 1999, TSMC's principal facility was affected by a significant earthquake in Taiwan. As a consequence of this earthquake, TSMC suffered power outages and equipment damage that have impaired TSMC's wafer deliveries and, together with strong demand, could result in wafer shortages and higher wafer pricing industrywide.

     Because we rely on outside foundries with limited capacity, we face several significant risks, including:

     - a lack of ensured wafer supply;

     - limited control over delivery schedules, quality assurance and control, manufacturing yields and production costs; and

     - the unavailability of or potential delays in obtaining access to key process technologies.

     In addition, the manufacture of integrated circuits is a highly complex and technologically demanding process. Although we work closely with our foundries to minimize the likelihood of reduced manufacturing yields, our foundries have from time to time experienced lower than anticipated manufacturing yields. This often occurs during the production of new products or the installation and start-up of new process technologies.

     The ability of each foundry to provide us with semiconductor devices is limited by its available capacity. Although we have entered into contractual commitments to supply specified levels of products to certain of our customers, we do not have a long-term volume purchase agreement or a guaranteed level of production capacity with either TSMC or Chartered. Excess foundry capacity may not always be available when we need it or at reasonable prices. Availability of excess foundry capacity has recently been reduced due to strong demand. We place our orders on the basis of our customers' purchase orders, and TSMC and Chartered can allocate capacity to the production of other companies' products and reduce deliveries to us on short notice. It is possible that foundry customers that are larger and better financed than we are or that have long-term agreements with TSMC or Chartered, may induce our foundries to reallocate capacity to them. Such a reallocation could impair our ability to secure the supply of components that we need. Although we primarily use two independent foundries, most of our components are not manufactured at both foundries at any given time and some of our products may be designed to be manufactured at only one. Accordingly, if one of our foundries is unable to provide us with components as needed, we could experience significant delays in securing sufficient supplies of those components. Any of these delays would likely materially and adversely affect our business, financial condition and results of operations. In addition, if either TSMC or Chartered experiences financial difficulties, whether as a result of the recent Asian economic crisis or otherwise, if either foundry suffers any damage to its facilities or in the event of any other disruption of foundry capacity, we may not be able to qualify an alternative foundry in a timely manner. Even our current foundries would need to have new manufacturing processes qualified if there is a disruption in an existing process. If we choose to use a new foundry or process, it would typically take us several months to qualify the new foundry or process before we can begin shipping products from it. If we cannot accomplish this qualification in a timely manner, we may still experience a significant interruption in supply of the affected products. We cannot assure you that any of our existing or new foundries would be able to produce integrated circuits with acceptable manufacturing yields. Furthermore, our foundries may not be able to deliver enough semiconductor devices to us on a timely basis, or at reasonable prices.


     Maverick and Broadcom HomeNetworking, Inc., formerly known as Epigram, Inc., have established relationships with foundries other than TSMC and Chartered, and we are using these other foundries to produce the initial products of Maverick and Broadcom HomeNetworking. We may utilize such foundries for other products in the future. In using these new foundries, we will be subject to all of the same risks described in the foregoing paragraphs with respect to TSMC and Chartered.

WE MAY BE UNABLE TO RETAIN KEY TECHNICAL AND SENIOR MANAGEMENT PERSONNEL AND ATTRACT ADDITIONAL KEY EMPLOYEES, WHICH COULD SERIOUSLY HARM OUR BUSINESS.

     Our future success depends to a significant extent upon the continued service of our key technical and senior management personnel, in particular, our co-founder, President and Chief Executive Officer, Dr. Henry T. Nicholas III, and our co-founder, Vice President of Research & Development, and Chief Technical Officer, Dr. Henry Samueli. We do not have employment agreements with these executives or any other key employees that govern the length of their service. The loss of the services of Dr. Nicholas or Dr. Samueli, or certain other key employees, would likely materially and adversely affect our business, financial condition and results of operations. Our future success also depends on our ability to continue to attract, retain and motivate qualified personnel, particularly digital circuit designers, mixed-signal circuit designers and systems applications engineers. Competition for these employees is intense. We may not be able to attract as many qualified new personnel as we were able to employ prior to our initial public offering. Our inability to attract and retain additional key employees could have an adverse effect on our business, financial condition and results of operations.

OUR INABILITY TO MANAGE OUR SIGNIFICANT RECENT AND ANTICIPATED FUTURE GROWTH COULD STRAIN OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES, AND COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     During the past year, we have significantly increased the scope of our operations and expanded our workforce, growing from 546 employees in September 1998 to 849 employees in September 1999, including contract and temporary employees. This growth has placed, and our anticipated future growth of operations is expected to continue to place, a significant strain on our management personnel, systems and resources. We anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the ongoing improvement of our accounting and other internal management systems. We also expect we will need to continue to expand, train, manage and motivate our workforce. All of these endeavors will require substantial management effort. In order to support our growth, we recently relocated our headquarters and Irvine operations into larger facilities, which allowed us to centralize all of our Irvine employees and operations on one campus. In the future, we may engage in other relocations of our employees or operations from time to time. These relocations could result in temporary disruptions of our operations or a diversion of our management's attention and resources. If we are unable to effectively manage our expanding operations, our business, financial condition and results of operations could be materially and adversely affected.

THE LOSS OF EITHER OF THE TWO THIRD-PARTY SUBCONTRACTORS THAT ASSEMBLE AND TEST SUBSTANTIALLY ALL OF OUR CURRENT PRODUCTS COULD DISRUPT OUR SHIPMENTS, HARM OUR CUSTOMER RELATIONSHIPS AND ADVERSELY AFFECT OUR NET SALES.

     Two third-party subcontractors, ASAT Ltd. in Hong Kong and ST Assembly Test Services, or STATS, in Singapore, assemble and test almost all of our current products. Because we rely on third-party subcontractors to assemble and test our products, we cannot directly control our product delivery schedules and quality assurance and control. This lack of control has in the past, and could in the future, result in product shortages or quality assurance problems that could increase our manufacturing, assembly or testing costs. We do not have long-term agreements with either ASAT or STATS. We typically procure services from these suppliers on a per order basis. If either ASAT or STATS experiences capacity constraints or financial difficulties, whether as a result of the recent Asian economic crisis or otherwise, if either subcontractor suffers any damage to its facilities or in the event of any other disruption of assembly and testing capacity, we may not be able to obtain alternative assembly and testing services in a timely manner. Due to the amount of time that it usually takes us to qualify assemblers and testers, we could experience significant delays in product shipments if we are required to find alternative assemblers or testers for our components. Any problems that we may encounter with the delivery, quality or cost of our products could materially and adversely affect our business, financial condition or results of operations.


     We have recently established a relationship with another third-party subcontractor, Amkor Technology, to assemble and test some of our products. We may utilize this subcontractor for other products in the future. In using this subcontractor, we will be subject to all of the same risks described in the foregoing paragraph with respect to ASAT and STATS.


AS OUR INTERNATIONAL BUSINESS EXPANDS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED AS A RESULT OF LEGAL, BUSINESS AND ECONOMIC RISKS SPECIFIC TO INTERNATIONAL OPERATIONS.


     We currently obtain substantially all of our manufacturing, assembly and testing services from suppliers located outside of the United States. In addition, approximately 16.5% of our revenue in the nine months ended September 30, 1999 was derived from sales to independent customers outside the United States. We also frequently ship products to our domestic customers' international manufacturing divisions and subcontractors. We recently established an international distribution center in Singapore and a design center in The Netherlands. As a result of our acquisition of HotHaus in August 1999, we now undertake software design, development and marketing activities in Canada. Furthermore, as a result of our acquisition of Armedia in May 1999, we also undertake design and development activities in India. In the future, we intend to continue to expand these international business activities and also to open other design and operational centers abroad. International operations are subject to many inherent risks, including:


     - political, social and economic instability;

     - trade restrictions;

     - the imposition of governmental controls;

     - exposure to different legal standards, particularly with respect to intellectual property;

     - burdens of complying with a variety of foreign laws;

     - import and export license requirements and restrictions of the United States and each other country in which we operate;

     - unexpected changes in regulatory requirements;

     - foreign technical standards;

     - changes in tariffs;

     - difficulties in staffing and managing international operations;

     - fluctuations in currency exchange rates;

     - difficulties in collecting receivables from foreign entities; and

     - potentially adverse tax consequences.

  Because we rely on Asian foundries and assemblers and have expanded our international operations in Asia, our business may be materially and adversely affected by the recent Asian economic crisis.

     Certain Asian countries have recently experienced significant economic difficulties. These difficulties include currency devaluation and instability, business failures and a generally depressed business climate, particularly in the semiconductor industry. Because we rely on Asian foundries and assemblers and have expanded our international operations in that region, the Asian economic crisis may materially and adversely affect our business, financial condition and results of operations.

  Various export licensing requirements, the seasonality of international sales or an increase in the value of the U.S. dollar relative to foreign currencies could materially and adversely affect our business or require us to modify our current business practices significantly.

     Various government export regulations apply to the encryption or other features contained in some of our products. We have applied for and received several export licenses under these regulations, but we cannot assure you that we will obtain any licenses for which we have currently applied or any licenses that we may apply for in the future. If we do not receive the required licenses, we may be unable to manufacture the affected products at our foreign foundries or to ship these products to certain customers located outside the United States. Moreover, the seasonality of international sales and economic conditions in our primary overseas markets may negatively impact the demand for our products abroad. All of our international sales to date have been denominated in U.S. dollars. Accordingly, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. Any one or more of the foregoing factors could materially and adversely affect our business, financial condition or results of operations or require us to modify our current business practices significantly. We anticipate that these factors will impact our business to a greater degree as we further expand our international business activities.

OUR FUTURE SUCCESS DEPENDS IN SIGNIFICANT PART ON STRATEGIC RELATIONSHIPS WITH CERTAIN OF OUR CUSTOMERS. IF WE CANNOT MAINTAIN THESE RELATIONSHIPS OR IF THESE CUSTOMERS DEVELOP THEIR OWN SOLUTIONS OR ADOPT A COMPETITOR'S SOLUTIONS INSTEAD OF BUYING OUR PRODUCTS, OUR OPERATING RESULTS WOULD BE ADVERSELY AFFECTED.

     In the past, we have relied on our strategic relationships with certain customers who are technology leaders in our target markets. We intend to pursue and continue to form these strategic relationships in the future. These relationships often require us to develop new products that typically involve significant technological challenges. Our partners frequently place considerable pressure on us to meet their tight development schedules. Accordingly, we may have to devote a substantial amount of our limited resources to our strategic relationships, which could detract from or delay our completion of other important development projects. Delays in development could impair our relationships with our strategic partners and negatively impact sales of the products under development. Moreover, it is possible that our customers may develop their own solutions or adopt a competitor's solution for products that they currently buy from us. If that happens, our business, financial condition and results of operations would be materially and adversely affected.

WE MAY EXPERIENCE DIFFICULTIES IN TRANSITIONING TO SMALLER GEOMETRY PROCESS TECHNOLOGIES OR IN ACHIEVING HIGHER LEVELS OF DESIGN INTEGRATION THAT MAY RESULT IN REDUCED MANUFACTURING YIELDS, DELAYS IN PRODUCT DELIVERIES AND INCREASED EXPENSES.

     In order to remain competitive, we believe that we will have to transition our products to increasingly smaller geometries. This transition will require us to redesign certain of our products and modify the manufacturing process for our products. We continually evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies in order to reduce our costs, and we have begun shifting some of our products from .50 micron to .35 micron and smaller geometry processes. In the past, we have experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes. These difficulties resulted in reduced manufacturing yields, delays in product deliveries and increased expenses. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes. We are dependent on our relationships with our foundries to transition to smaller geometry processes successfully. We cannot assure you that our foundries will be able to effectively manage the transition or that we will be able to maintain our relationships with our foundries. If our foundries or we experience significant delays in this transition or fail to efficiently implement this transition, our business, financial condition and results of operations could be materially and adversely affected. As smaller geometry processes become more prevalent, we expect to integrate greater levels of functionality, as well as customer and third party intellectual property, into our products. However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis, or at all.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD HARM OUR COMPETITIVE POSITION.


     Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect our proprietary technologies and processes. Despite our efforts to protect our proprietary technologies and processes, it is possible that certain of our competitors or other parties may obtain, use or disclose our technologies and processes. We currently hold six issued United States patents and have filed over 180 United States patent applications. We cannot assure you that any additional patents will be issued. Even if a new patent is issued, the claims allowed may not be sufficiently broad to protect our technology. In addition, any of our existing or future patents may be challenged, invalidated or circumvented. Moreover, any rights granted under these patents may not provide us with meaningful protection. If our patents do not adequately protect our technology, then our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents. Moreover, because we have participated in developing various industry standards, we may be required to license some of our technology and patents to others, including competitors, who develop products based on the adopted standards.


     We generally enter into confidentiality agreements with our employees and strategic partners. We also try to control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, parties may attempt to copy, disclose, obtain or use our products, services or technology without our authorization. As a result, our technologies and processes may be misappropriated, particularly in foreign countries where laws may not protect our proprietary rights as fully as in the United States.

     In addition, some of our customers have entered into agreements with us that grant them the right to use our proprietary technology if we ever fail to fulfill our obligations under those agreements, including product supply obligations, and do not correct this failure within a specified time period. Moreover, we often incorporate the intellectual property of our strategic customers into our own designs, and have certain obligations not to use or disclose their intellectual property without their authorization. We cannot assure you that our efforts to prevent the misappropriation or infringement of our intellectual property or the intellectual property of our customers will succeed. In the future, we may have to engage in litigation to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others, including our customers. This litigation may be very expensive, divert management's attention and materially and adversely affect our business, financial condition and results of operations.

  Infringement or other claims against us could adversely affect our ability to market our products, require us to redesign our products or seek licenses from third parties and seriously harm our operating results.


     Companies in the semiconductor industry often aggressively protect and pursue their intellectual property rights. From time to time, we have received, and may continue to receive in the future, notices that claim we have infringed upon, misappropriated or misused other parties' proprietary rights. We recently settled litigation with Stanford Telecommunications, Inc. that related to the alleged infringement of one of Stanford's patents by several of our modem products. We recently prevailed in litigation with Sarnoff Corporation and NxtWave Communications, Inc., formerly Sarnoff Digital Communications, Inc., who alleged that we misappropriated and misused certain of their trade secrets. Our subsidiary, AltoCom, is the defendant in patent litigation brought by Motorola, Inc. It is possible that we will not prevail in these matters. In addition, we may be sued in the future by other parties who claim that we have infringed their patents or misappropriated or misused their trade secrets, or who may seek to invalidate one of our patents. Any of these claims may materially and adversely affect our business, financial condition and results of operations. For example, in a patent or trade secret action, a court could issue an injunction against us that would require us to withdraw or recall certain products from the market or redesign certain products offered for sale or under development. In addition, we may be liable for damages for past infringement and royalties for future use of the technology. We may also have to indemnify certain customers and strategic partners under our agreements with these parties if a third party alleges or if a court finds that we have infringed upon, misappropriated or misused these party's proprietary rights. Even if claims against us are not valid or successfully asserted, these claims could result in significant costs and a diversion of management and personnel resources to defend. In that event, our business, financial condition and results of operations would likely be materially and adversely affected. If any claims or actions are asserted against us, we may seek to obtain a license under a third party's intellectual property rights. However, we may not be able to obtain a license on commercially reasonable terms, if at all.


OUR PRODUCTS TYPICALLY HAVE LENGTHY SALES CYCLES THAT INCREASE OUR RISK THAT A CUSTOMER WILL DECIDE TO CANCEL OR CHANGE ITS PRODUCT PLANS, WHICH COULD CAUSE US TO LOSE ANTICIPATED SALES. IN ADDITION, OUR AVERAGE PRODUCT CYCLES TEND TO BE SHORT AND, AS A RESULT, WE MAY HOLD EXCESS OR OBSOLETE INVENTORY WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     After we have developed and delivered a product to a customer, our customer will often test and evaluate our product prior to designing its own equipment to incorporate our product. Our customer may need three to six months or longer to test and evaluate our product and an additional three to six months or more to begin volume production of equipment that incorporates our product. Due to this lengthy sales cycle, we may experience delays from the time we increase our operating expenses and our investments in inventory, until the time that we generate revenues for these products. It is possible that we may never generate any revenues from these products after incurring these expenditures. Even if a customer selects our product to incorporate into its equipment, we have no assurances that this customer will ultimately market and sell their equipment or that these efforts by our customer will be successful. The delays inherent in our lengthy sales cycle increase the risk that a customer will decide to cancel or change its product plans. Such a cancellation or change in plans by a customer could cause us to lose sales that we had anticipated. In addition, our business, financial condition and results of operations could be materially and adversely affected if a significant customer curtails, reduces or delays orders during our sales cycle or chooses not to release equipment that contains our products.

     While our sales cycles are typically long, our average product life cycles tend to be short as a result of the rapidly changing technology environment in which we operate. As a result, the resources devoted to product sales and marketing may not generate material revenues for us, and from time to time, we may need to write off excess and obsolete inventory. If we incur significant marketing and inventory expenses in the future that we are not able to recover, and we are not able to compensate for these expenses, our operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions, and we still have higher cost products in inventory, our operating results would be harmed.

BECAUSE WE ARE SUBJECT TO ORDER AND SHIPMENT UNCERTAINTIES, ANY SIGNIFICANT CANCELLATIONS OR DEFERRALS COULD SERIOUSLY HARM OUR OPERATING RESULTS.

     We typically sell products pursuant to purchase orders that customers can generally cancel or defer on short notice without incurring a significant penalty. Any significant cancellations or deferrals could materially and adversely affect our business, financial condition and results of operations. In addition, cancellations or deferrals could cause us to hold excess inventory, which could reduce our profit margins and restrict our ability to fund our operations. We recognize revenue upon shipment of products to a customer. If a customer refuses to accept shipped products or does not timely pay for these products, we could incur significant charges against our income. These charges could materially and adversely affect our operating results.

THE COMPLEXITY OF OUR PRODUCTS COULD RESULT IN UNFORESEEN DELAYS OR EXPENSES AND IN UNDETECTED DEFECTS OR BUGS, WHICH COULD ADVERSELY AFFECT THE MARKET ACCEPTANCE OF NEW PRODUCTS AND DAMAGE OUR REPUTATION WITH OUR CURRENT OR PROSPECTIVE CUSTOMERS.

     Highly complex products such as the products that we offer frequently contain defects and bugs when they are first introduced or as new versions are released. We have in the past experienced, and may in the future continue to experience, these errors, defects and bugs. If any of our products contain defects or bugs, or have reliability, quality or compatibility problems, our reputation may be damaged and customers may be reluctant to buy our products, which could materially and adversely affect our ability to retain existing customers or attract new customers. In addition, these defects or problems could interrupt or delay sales to our customers. In order to alleviate these problems, we may have to invest significant capital and other resources. Although our suppliers, our customers and we test our products, we cannot assure you that our new products will not contain defects or bugs. If any of these problems are not found until after we have commenced commercial production of a new product, we may be required to incur additional development costs and product repair or replacement costs. These problems may also result in claims against us by our customers or others. In addition, these problems may divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products and lose credibility with our current and prospective customers.

OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY DUE TO THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY. ANY SUCH VARIATIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     We operate in the semiconductor industry, which is highly cyclical and subject to rapid technological change. From time to time, the semiconductor industry has experienced significant economic downturns, characterized by diminished product demand, accelerated erosion of prices and excess production capacity. This industry also periodically experiences increased demand and production capacity constraints. Accordingly, our quarterly results may vary significantly as a result of the general conditions in the semiconductor industry.

OUR CALIFORNIA FACILITIES AND THE FACILITIES OF ONE OF THE TWO INDEPENDENT FOUNDRIES UPON WHICH WE RELY TO MANUFACTURE SUBSTANTIALLY ALL OF OUR CURRENT PRODUCTS ARE LOCATED IN REGIONS THAT ARE SUBJECT TO EARTHQUAKES AND OTHER NATURAL DISASTERS.

     Our California facilities, including our principal executive offices, are located near major earthquake fault lines. If there is a major earthquake or any other natural disaster in a region where one of our facilities is located, our business could be materially and adversely affected. In addition, TSMC, one of the two outside foundries upon which we rely to manufacture substantially all of our semiconductor devices, is located in Taiwan, a country that is also subject to earthquakes. Any earthquake or other natural disaster in Taiwan could materially disrupt TSMC's production capabilities and could result in our experiencing a significant delay in delivery, or substantial shortage, of wafers and possibly in higher fabrication fees.

CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS OR THE IMPOSITION OF NEW LAWS OR REGULATIONS BY THE FCC, OTHER FEDERAL OR STATE AGENCIES OR FOREIGN GOVERNMENTS COULD IMPEDE THE SALE OF OUR PRODUCTS OR OTHERWISE HARM OUR BUSINESS.

     The Federal Communications Commission has broad jurisdiction over each of our target markets. Although current FCC regulations and the laws and regulations of other federal or state agencies are not directly applicable to our products, they do apply to much of the equipment into which our products are incorporated. As a result, the effects of regulation on our customers or the industries in which they operate may, in turn, materially and adversely impact our business, financial condition and results of operations. FCC regulatory policies that affect the ability of cable operators or telephone companies to offer certain services or other aspects of their business may impede the sale of our products. For example, in the past we have experienced delays when products incorporating our chips failed to comply with FCC emissions specifications. We may also be subject to regulation by countries other than the United States. Foreign governments may impose tariffs, duties and other import restrictions on components that we obtain from non-domestic suppliers and may impose export restrictions on products that we sell internationally. These tariffs, duties or restrictions could materially and adversely affect our business, financial condition and results of operations. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere could also materially and adversely affect our business.


CERTAIN OF OUR DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES CAN CONTROL THE OUTCOME OF MATTERS THAT REQUIRE THE APPROVAL OF OUR SHAREHOLDERS, AND ACCORDINGLY WE WILL NOT BE ABLE TO ENGAGE IN CERTAIN TRANSACTIONS WITHOUT THEIR APPROVAL.



     As of September 30, 1999, our directors and executive officers beneficially owned approximately 39.4% of our outstanding common stock and 66.9% of the total voting control held by our shareholders. In particular, as of September 30, 1999, our two founders, Dr. Henry T. Nicholas III and Dr. Henry Samueli, beneficially owned a total of approximately 37.2% of our outstanding common stock and 63.6% of the total voting control held by our shareholders. Accordingly, these shareholders currently have enough voting power to control the outcome of matters that require the approval of our shareholders. These matters include the election of a majority of our Board of Directors, certain issuances of additional shares of Class B common stock, and the approval of any significant corporate transaction, including a merger, consolidation or sale of substantially all of our assets. In addition, these insiders currently also control the management of our business. Because of their significant stock ownership, we will not be able to engage in certain transactions without the approval of these shareholders. These transactions include proxy contests, mergers, tender offers, open market purchase programs or other purchases of our Class A common stock that could give our shareholders the opportunity to receive a higher price for their shares than the prevailing market price at the time of these purchases.

OUR STOCK PRICE IS HIGHLY VOLATILE. ACCORDINGLY, YOU MAY NOT BE ABLE TO RESELL YOUR SHARES OF COMMON STOCK AT OR ABOVE THE PRICE YOU PAID FOR THEM.


     The market price of our Class A common stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations. Since our initial public offering in April 1998, our Class A common stock has traded at prices as low as $23.50 and as high as $304.88 per share. These fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:


     - quarter-to-quarter variations in our operating results;

     - announcements of technological innovations or new products by our competitors, customers or us;

     - general conditions in the semiconductor industry and telecommunications and data communications equipment markets;

     - changes in earnings estimates or investment recommendations by analysts;

     - changes in investor perceptions; or

     - changes in expectations relating to our products, plans and strategic position or those of our competitors or customers.

     In addition, the market prices of securities of Internet-related and other high technology companies have been especially volatile. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were the object of a securities class action litigation, it could result in substantial losses and divert management's attention and resources from other matters.

OUR PRODUCTS AND INTERNAL INFORMATION SYSTEMS AND THE PRODUCTS AND SYSTEMS OF OUR CUSTOMERS AND THE THIRD PARTY SUPPLIERS WHO FABRICATE, TEST AND ASSEMBLE OUR PRODUCTS MAY BE NEGATIVELY IMPACTED BY YEAR 2000 COMPLIANCE PROBLEMS.


     Many existing computer systems and applications and other control devices use only two digits to identify a year in the date field. These systems and software applications need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, these systems and applications had to be upgraded to comply with the Year 2000 requirements or risk system failure, miscalculations or other disruptions to normal business activities.



     We have evaluated our Year 2000 readiness, both in terms of the compliance of our products and the compliance of our information systems and applications which monitor all aspects of our business, including financial systems, customer services, marketing information, infrastructure and telecommunications equipment. We believe that our products and internal information systems are Year 2000 compliant. However, we cannot yet assess the extent of the Year 2000 impact and cannot assure you that we will not experience unanticipated residual consequences of the change in centuries due to the interaction between our own systems and products and the systems and products of third parties. We believe our greatest exposure to residual Year 2000 risks relates to the readiness of the third party suppliers who fabricate, assemble and test our products and of our customers, who incorporate our products into their own products. Any failure of these third parties to resolve their own Year 2000 issues in a timely manner could cause a material disruption in our business and affect the marketability of our products.


     We also rely on the external systems of other third parties such as creditors, financial organizations, governmental entities and other suppliers, both domestic and international, to provide us with accurate data. Our business could be materially and adversely affected if any of these third parties experience disruptions in their operations or if an economic crisis or general widespread problems result from systems that are not Year 2000 compliant. Although we are working on contingency plans to address these issues, any contingency plans that we implement may not be adequate to meet our needs without disrupting our business or without causing delays and inefficiencies inherent in conducting operations in an alternative manner. If we fail to address any of the foregoing Year 2000 risks, our business, financial condition and results of operations may be materially and adversely affected.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE THROUGH THE ISSUANCE OF ADDITIONAL EQUITY OR CONVERTIBLE DEBT SECURITIES OR BY BORROWING MONEY, AND ADDITIONAL FUNDS MAY NOT BE AVAILABLE ON TERMS ACCEPTABLE TO US.

     We believe that the cash, cash equivalents and investments on hand and the cash we expect to generate from operations will be sufficient to meet our capital needs for at least the next twelve months. However, it is possible that we may need to raise additional funds to fund our activities beyond the next year. We could raise these funds by selling more stock to the public or to selected investors, or by borrowing money. In addition, even though we may not need additional funds, we may still elect to sell additional equity securities or obtain credit facilities for other reasons. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations significantly or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain technologies or potential markets. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership percentages of existing shareholders would be reduced. In addition, the equity or debt securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock.

     It is possible that our future capital requirements may vary materially from those now planned. The amount of capital that we will need in the future will depend on many factors, including:

     - the market acceptance of our products;

     - the levels of promotion and advertising that will be required to launch our products and achieve and maintain a competitive position in the marketplace;

     - volume price discounts;

     - our business, product, capital expenditure and research and development plans and technology roadmap;

     - the levels of inventory and accounts receivable that we maintain;

     - capital improvements to new and existing facilities;

     - technological advances;

     - our competitors' response to our products; and


     - our relationships with our suppliers and customers.

     In addition, we may require additional capital to accommodate planned growth, hiring, infrastructure and facility needs or to consummate acquisitions of other businesses, products or technologies.

OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.


     Our articles of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring us, even if the acquisition would be beneficial to our shareholders. In addition, we have in the past issued and will in the future issue shares of Class B common stock in connection with certain acquisitions, upon exercise of certain stock options and for other purposes. Those shares have superior voting rights entitling the holder to ten votes for each share held on matters that we submit to a shareholder vote (as compared with one vote per share in the case of our publicly-held Class A common stock). Our Board of Directors also has the authority to fix the rights and preferences of shares of our preferred stock and to issue these shares without a shareholder vote. It is possible that the provisions in our charter documents, the existence of supervoting rights by holders of our Class B common stock, our officers' ownership of a majority of the Class B common stock and the ability of our Board of Directors to issue preferred stock may prevent parties from acquiring us. In addition, these factors may discourage third parties from bidding for our Class A common stock at a premium over the market price for this stock. Finally, these factors may also materially and adversely affect the market price of our Class A common stock, and the voting and other rights of the holders of our Class A common stock.

                                USE OF PROCEEDS


     Because the shares of our Class B common stock offered under this prospectus will be issued in exchange for exchangeable shares of HH Acquisition Inc., and the shares of Class A common stock offered under this prospectus will be issued upon conversion of those shares of Class B common stock, we will receive no cash proceeds from holders of exchangeable shares for the issuance of shares of our Class B common stock or upon conversion of such shares of Class B common stock into Class A common stock.


                              PLAN OF DISTRIBUTION

GENERAL

     You may receive shares of our Class B common stock in exchange for your exchangeable shares as follows:

     - you may elect to exchange your exchangeable shares for shares of our Class B common stock at any time;


     - HH Acquisition Inc. will automatically redeem all exchangeable shares that are outstanding on August 31, 2009, and may redeem the exchangeable shares at an earlier date if there are less than 100,000 exchangeable shares outstanding that are not owned by us or our affiliates on the earlier date, by delivering shares of our Class B common stock to you; or



     - upon a liquidation of HH Acquisition Inc. or Broadcom, your exchangeable shares will be exchanged for shares of our Class B common stock.


     Upon exchange of your exchangeable shares, you will receive, for each exchangeable share you hold, one share of our Class B common stock and a cash amount equal to any declared and unpaid dividends on the exchangeable share.


     Each share of our Class B common stock that you receive upon exchange of your exchangeable shares is convertible at any time at your option into one share of our Class A common stock. Each share of your Class B common stock generally will automatically convert into one share of our Class A common stock when you sell or otherwise transfer it.


     We have not engaged any broker, dealer or underwriter in connection with this offering of our Class A and Class B common stock.

     The following is a summary of the material rights, privileges, restrictions and conditions relating to the issuance of our Class B common stock in exchange for your exchangeable shares. The specific provisions governing the exchangeable shares are set forth in the Plan of Arrangement and the Voting and Exchange Trust Agreement, which are included as exhibits to the registration statement of which this prospectus is a part. You should read the Plan of Arrangement and the Voting and Exchange Trust Agreement for a more complete understanding of the exchangeable shares.

ELECTION BY HOLDERS OF EXCHANGEABLE SHARES TO EXCHANGE THEIR SHARES

     As a holder of exchangeable shares, you have the right at any time to require HH Acquisition Inc. to redeem any or all of the exchangeable shares you hold. In order to request a redemption of your shares, you must present to HH Acquisition Inc.'s transfer agent, CIBC Mellon Trust Company, the following documents:

     - a certificate or certificates representing the number of exchangeable shares to be redeemed;

     - a written redemption request, the form of which you may obtain from HH Acquisition Inc. or its transfer agent, that specifies the number of exchangeable shares you wish to have redeemed and acknowledges the overriding purchase right, which is described below, of HH Acquisition ULC, one of our Canadian subsidiaries; and

     - any other documents that HH Acquisition Inc., its transfer agent or the Company Act (British Columbia) may require to effect the redemption of your exchangeable shares.


     Upon receipt of a redemption request, the transfer agent must promptly notify HH Acquisition ULC and us of the request. HH Acquisition ULC has an overriding right to purchase the exchangeable shares specified in the redemption request. If HH Acquisition ULC elects to exercise this right, then HH Acquisition Inc. will not redeem your exchangeable shares, but, instead, HH Acquisition ULC will purchase your exchangeable shares. In that event, HH Acquisition ULC will deliver to the transfer agent for payment to you one share of our Class B common stock for each exchangeable share purchased plus a cash amount equal to any declared and unpaid dividends on each exchangeable share provided that the record date of the dividend is prior to the date of purchase. The purchase by HH Acquisition ULC of your exchangeable shares will occur on the sixth business day after your redemption request is received by the transfer agent. HH Acquisition ULC will notify the transfer agent no later than three business days of the transfer agent's receipt of your redemption request if it elects to exercise its overriding purchase right. The transfer agent will notify you if HH Acquisition ULC has decided not to exercise this right.


     If HH Acquisition ULC does not elect to exercise its overriding purchase right, then HH Acquisition Inc. will redeem your shares on the sixth business day after your redemption request is received by the transfer agent. In that event, HH Acquisition Inc. will deliver to the transfer agent for payment to you one share of our Class B common stock for each exchangeable share redeemed plus a cash amount equal to any declared and unpaid dividends on each exchangeable share provided that the record date of the dividend is prior to the date of exchange.

     If, as a result of solvency requirements or applicable law, HH Acquisition Inc. is not able to redeem all of the exchangeable shares you requested, then HH Acquisition Inc. will redeem only those exchangeable shares permitted by law. HH Acquisition ULC will purchase the remaining exchangeable shares not redeemed by HH Acquisition Inc. In that event, you will receive one share of our Class B common stock for each share purchased by HH Acquisition ULC plus a cash amount equal to any declared and unpaid dividends on each exchangeable share provided that the record date of the dividend is prior to the date of our purchase.

     You may revoke your redemption request at any time prior to the close of business on the business day immediately preceding the purchase or redemption date. If you revoke your redemption request, your exchangeable shares will not be purchased by HH Acquisition ULC or redeemed by HH Acquisition Inc.

REDEMPTION OF EXCHANGEABLE SHARES BY HH ACQUISITION INC.

     The automatic redemption date for the exchangeable shares is August 31, 2009. On that date, HH Acquisition Inc. will redeem all of the then outstanding exchangeable shares by delivering to the transfer agent for payment to you one share of our Class B common stock for each exchangeable share you hold and a cash amount equal to any declared but unpaid dividends on each exchangeable share up to the redemption date. HH Acquisition Inc. has the right to redeem the exchangeable shares prior to August 31, 2009 if there are fewer than 100,000 exchangeable shares outstanding that are not owned by us or our affiliates. HH Acquisition Inc. will, at least 75 days prior to a redemption date, provide all holders of exchangeable shares with written notice of the proposed redemption of the exchangeable shares. The redemption of the exchangeable shares by HH Acquisition Inc. is subject to applicable law and to the overriding purchase right of HH Acquisition ULC described below.

     HH Acquisition ULC has an overriding right to purchase all but not less than all of the outstanding exchangeable shares on the proposed redemption date. If HH Acquisition ULC elects to exercise this right, it must notify the transfer agent and HH Acquisition Inc. of its intention to exercise this right at least 75 days prior to the proposed redemption date. The transfer agent will notify you whether or not HH Acquisition ULC has decided to exercise its overriding purchase right. If HH Acquisition ULC does exercise this right, it will deliver to the transfer agent for payment to you on the redemption date one share of our Class B common stock for each exchangeable share you hold and a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the redemption date.

RIGHTS ON THE LIQUIDATION OF HH ACQUISITION INC. OR BROADCOM

     LIQUIDATION OR INSOLVENCY OF HH ACQUISITION INC.

     If HH Acquisition Inc. liquidates, dissolves, or winds up its affairs or otherwise distributes its assets among its shareholders for the purposes of winding up its affairs, you will receive from HH Acquisition Inc. a liquidation payment equal to one share of our Class B common stock for each exchangeable share you hold plus a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the effective date of the liquidation. HH Acquisition Inc. will make this liquidation payment to you, as a holder of exchangeable shares, before it makes any payments to any holder of a class of stock ranking junior to the exchangeable shares. The payment of this liquidation payment to you is subject to applicable law and the overriding liquidation call right of HH Acquisition ULC described below.

     In the event of a liquidation, dissolution or winding up of HH Acquisition Inc., HH Acquisition ULC will have the overriding right to purchase all but not less than all of the outstanding exchangeable shares. If HH Acquisition ULC elects to exercise this right, it must notify the transfer agent and HH Acquisition Inc. of its intention to exercise the right at least 30 days prior to the proposed liquidation date in the case of a voluntary liquidation, dissolution or winding up of HH Acquisition Inc. In the case of an involuntary liquidation, dissolution or winding up of HH Acquisition Inc., HH Acquisition ULC must notify the transfer agent and HH Acquisition Inc. of its intention to exercise this right at least five business days prior to the proposed liquidation date. The transfer agent will notify you whether or not HH Acquisition ULC has decided to exercise its overriding purchase right. If HH Acquisition ULC does exercise this right, it will deliver to the transfer agent for payment to you one share of our Class B common stock for each exchangeable share you hold plus a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the effective date of the liquidation.


     If an HH Acquisition Inc. insolvency event or default event occurs, as a holder of exchangeable shares, you may instruct US Trust Company, National Association, as trustee under the Voting and

Exchange Trust Agreement, to exercise its exchange right on your behalf. This exchange right enables the trustee to require HH Acquisition ULC to purchase any or all of your exchangeable shares. The purchase price payable by HH Acquisition ULC to you upon exercise of the trustee's exchange right is one share of our Class B common stock for each exchangeable share purchased plus a cash amount equal to all declared but unpaid dividends on each exchangeable share. The occurrence of any of the following will constitute an HH Acquisition Inc. insolvency event:


     - the institution by HH Acquisition Inc. of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of HH Acquisition Inc. to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it;

     - the filing of a petition, answer or consent seeking the dissolution or winding up under any bankruptcy, insolvency or analogous laws, and the failure by HH Acquisition Inc. to contest in good faith the commencement of any of these proceedings within 15 days of becoming aware of it;

     - HH Acquisition Inc.'s consent to the filing of any petition referenced above or to the appointment of a receiver;

     - the making by HH Acquisition Inc. of a general assignment for the benefit of creditors;

     - the admission in writing by HH Acquisition Inc. of its inability to pay its debts generally as they become due; or

     - HH Acquisition Inc.'s not being permitted, pursuant to solvency requirements of applicable law, to redeem any exchangeable shares presented for redemption by a holder of exchangeable shares.

     A default event will occur if HH Acquisition Inc. fails to perform any of its obligations under the special rights and restrictions attached to the exchangeable shares for any reason other than because of the occurrence of an insolvency event.

     LIQUIDATION OF BROADCOM

     If a Broadcom liquidation event occurs, HH Acquisition ULC will purchase all of your outstanding exchangeable shares on the fifth business day prior to the Broadcom liquidation event. The purchase price that HH Acquisition ULC will pay for your exchangeable shares will be one share of our Class B common stock for each exchangeable share you hold plus a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the effective date of the liquidation. This purchase of your exchangeable shares by HH Acquisition ULC will enable you to participate on an equal basis with the holders of our Class B common stock if a Broadcom liquidation event occurs. The occurrence of any of the following will constitute a Broadcom liquidation event:

     - a determination by our board of directors to institute voluntary liquidation, dissolution or winding up proceedings or to effect any other distribution of our assets among our shareholders for the purpose of winding up our affairs; or

     - the receipt by us of notice of, or our otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to our involuntary liquidation, dissolution or winding up or to effect any other distribution of our assets among our shareholders for the purpose of winding up our affairs.

ADJUSTMENTS IN THE NUMBER OF SHARES OF OUR CLASS B COMMON STOCK YOU WILL RECEIVE IN EXCHANGE FOR YOUR EXCHANGEABLE SHARES

     The number of shares of our Class B common stock into which each of your exchangeable shares is exchangeable will be adjusted to reflect any:

     - stock split of our Class B common stock;

     - reverse stock split of our Class B common stock;

     - stock dividend on our Class B common stock;

     - consolidation, merger, arrangement or amalgamation of Broadcom with or into another entity;

     - recapitalization or reclassification of our outstanding Class B common stock; or

     - other similar change regarding our Class B common stock.

FRACTIONAL SHARES


     No fractional shares of our Class B common stock will be issued upon exchange of exchangeable shares. Instead, you will be paid cash for any fractional portion of a share that you are entitled to, based on the current market price of our Class A common stock.


                          DESCRIPTION OF CAPITAL STOCK


     Under Broadcom's present capital structure, Broadcom is authorized to issue 400,000,000 shares of Class A common stock, par value $0.0001 per share, 200,000,000 shares of Class B common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. On September 30, 1999, 48,076,690 shares of Class A common stock were outstanding, 55,109,916 shares of Class B common stock were outstanding and no shares of preferred stock were outstanding. On September 30, 1999, assuming the exercise of all outstanding options, approximately 64,325,118 shares of Class A common stock and 67,230,779 shares of Class B common stock would be outstanding on a fully diluted basis.



     The shares of our Class B common stock are substantially identical to the shares of our Class A common stock, except that the holders of Class A common stock are entitled to one (1) vote per share and the holders of the Class B common stock are entitled to ten (10) votes per share on all matters submitted to shareholder vote. Holders of shares of Class A common stock and holders of shares of Class B common stock vote together as a single class on all matters submitted to a shareholder vote, except (1) as otherwise required by law or (2) with respect to a proposed issuance of additional shares of Class B common stock, which issuance requires the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting separately as a class, unless such issuance has been approved by at least two-thirds of the members of our board of directors then in office. Each share of Class B common stock is convertible at the option of the holder into one (1) share of Class A common stock and will, in general, automatically convert into one (1) share of Class A common stock upon sale or other transfer. The preferred stock may be issued from time to time in one or more series with such rights, preferences and privileges, including dividend rates, conversion and redemption prices, and voting rights, as may be determined by our Board of Directors.

              INCOME TAX CONSIDERATIONS REGARDING OUR COMMON STOCK


                    AND THE EXCHANGE OF EXCHANGEABLE SHARES



CANADIAN FEDERAL INCOME TAX CONSIDERATIONS



     The following description sets forth the material Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada), commonly known as the Canadian Tax Act, to holders of exchangeable shares who acquire our Class B common stock upon the exchange of exchangeable shares and who convert their shares of Class B common stock into our Class A common stock.



     This summary is based on the current provisions of the Canadian Tax Act, the regulations promulgated under the Canadian Tax Act and counsel's understanding of the current administrative practices of the Canada Customs and Revenue Agency. This summary also takes into account the proposed amendments to the Canadian Tax Act and corresponding regulations publicly announced by the Minister of Finance prior to the date of this prospectus and assumes that all the proposed amendments will be enacted in their present form. However, we cannot assure you that the proposed amendments will be enacted in the form proposed, or at all. Except for the proposed amendments discussed above, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described in this prospectus. No assurances can be given that subsequent changes in law or administrative policy will not affect or modify the opinions expressed in this prospectus.



     The Canadian federal income tax considerations applicable to each HH Acquisition Inc. shareholder will vary according to each HH Acquisition Inc. shareholder's particular circumstances. This summary is not intended to be, and should not be construed to be, legal or tax advice to any particular HH Acquisition Inc. shareholder. Accordingly, HH Acquisition Inc. shareholders should consult with their own tax advisors as to the tax consequences to them of exchanging their exchangeable shares for our common stock in their particular circumstances. No advance income tax ruling has been obtained from the Canada Customs and Revenue Agency to confirm the tax consequences of any of the transactions described herein.



     For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of our Class B common stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time that the amounts arise.



     HH ACQUISITION INC. SHAREHOLDERS RESIDENT IN CANADA. The following portion of the summary is applicable only to HH Acquisition Inc. shareholders who:



     - for purposes of the Canadian Tax Act and any relevant bilateral tax treaty, and at all relevant times, are resident or deemed to be resident in Canada;



     - hold their exchangeable shares and will hold their shares of our Class B common stock as capital property; and



     - deal at arm's length with HH Acquisition Inc. and Broadcom.



This summary does not apply to a shareholder with respect to whom we are or will be a foreign affiliate within the meaning of the Canadian Tax Act or who holds more than 10% of the exchangeable shares.

     The exchangeable shares and our Class B common stock will generally be considered to be capital property to a holder of these shares provided that the holder does not hold any of the shares in the course of carrying on a business of buying and selling shares and has not acquired the shares in a transaction considered to be an adventure in the nature of trade. Some holders who might not otherwise be considered to hold their exchangeable shares as capital property may be entitled, in some circumstances, to have them treated as capital property by making the election provided by subsection 39(4) of the Canadian Tax Act. This election will not, however, be available where an HH Acquisition Inc. shareholder has made an election under subsection 85(1) or subsection 85(2) of the Canadian Tax Act in connection with the acquisition of the exchangeable shares. In addition, the mark-to-market rules contained in the Canadian Tax Act relating to financial institutions, including some financial institutions, registered securities dealers and corporations controlled by one or more financial institutions or registered dealers, will deem these financial institutions not to hold their exchangeable shares or our Class B common stock as capital property for the purposes of the Canadian Tax Act. HH Acquisition Inc. shareholders that are financial institutions should consult their own tax advisors to determine the tax consequences to them of the application of the mark-to-market rules.



     Redemption or exchange of exchangeable shares. An HH Acquisition Inc. shareholder will be considered under the Canadian Tax Act to have disposed of exchangeable shares on:



     - a redemption, including pursuant to a request for redemption by a holder of exchangeable shares, of the holder's exchangeable shares by HH Acquisition Inc.;



     - HH Acquisition ULC's acquisition of a holder's exchangeable shares pursuant to its overriding purchase rights;



     - the exercise by the trustee under the Voting and Exchange Trust Agreement of an exchange right upon your instructions if there is an HH Acquisition Inc. insolvency event; or


     - an automatic exchange if there is a Broadcom insolvency event.


     The Canadian federal income tax consequences of such a disposition are significantly different for the holder depending on whether the event giving rise to the disposition is a redemption by HH Acquisition Inc. or an acquisition by HH Acquisition ULC. An HH Acquisition Inc. shareholder who exercises the right to require redemption of an exchangeable share by giving a request for redemption cannot control whether the exchangeable share will be acquired by HH Acquisition ULC under its overriding purchase right or redeemed by HH Acquisition Inc. The holder will, however, be notified if the overriding purchase right will not be exercised in which case the holder may cancel the notice of retraction and retain the exchangeable share.



     On the redemption, including pursuant to a request for redemption by a shareholder of HH Acquisition Inc., of an exchangeable share by HH Acquisition Inc., the holder of an exchangeable share will be deemed to have received a taxable dividend. The amount of the dividend will be equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital, for purposes of the Canadian Tax Act, at that time, of the exchangeable share so redeemed. The redemption proceeds for each exchangeable share will be equal to the fair market value of one of our shares of Class B common stock at the time that share of Class B common stock is received by the holder from HH Acquisition Inc. on the redemption plus the amount of any accrued but unpaid dividends on the exchangeable share.



     A shareholder who is an individual will be required to include in income dividends deemed to be received on the exchangeable shares, subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     In the case of a shareholder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends deemed to be received on the exchangeable shares will be included in computing the corporation's income and will generally be deductible in computing its taxable income unless there is any denial of the dividend deduction as discussed below. A corporation is a specified financial institution for purposes of the Canadian Tax Act if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by the persons listed above or a combination thereof, and corporations controlled by or related to these entities.



     In the case of a shareholder that is a specified financial institution, this dividend will be deductible in computing its taxable income only if either:



     - the specified financial institution did not acquire the exchangeable shares in the ordinary course of the business carried on by the institution; or



     - at the time of the deemed receipt of the dividend by the specified financial institution, the exchangeable shares are listed on a prescribed stock exchange in Canada, and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, is not deemed to receive dividends in respect of more than 10% of the issued and outstanding exchangeable shares.



We do not expect to list the exchangeable shares on a prescribed stock exchange in Canada.



     A shareholder that is a "private corporation," as defined in the Canadian Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the exchangeable shares to the extent that these dividends are deductible in computing the shareholder's taxable income.



     If we or any other person with whom we do not deal at arm's length is a specified financial institution at a point in time that a dividend is deemed to be paid on an exchangeable share, then, unless the exemption described below applies, dividends deemed to be received by a shareholder that is a corporation will not be deductible in computing taxable income but will be fully includable in taxable income under Part I of the Canadian Tax Act. A shareholder that is a "Canadian-controlled private corporation," as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on deemed dividends that are not deductible in computing taxable income. This denial of the dividend deduction for a corporate shareholder will not apply in any event if:



     - at the time a dividend is deemed to be received, the exchangeable shares are listed on a prescribed stock exchange;



     - we are "related" to HH Acquisition Inc. for the purpose of the Canadian Tax Act; and



     - the recipient, together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively, is not deemed to receive dividends on more than 10% of the issued and outstanding exchangeable shares.



The special rights and restrictions attached to the exchangeable shares provide that, while any exchangeable share is outstanding, HH Acquisition Inc. will at no time be a specified financial institution or a specified person in relation to a specified financial institution.



     The exchangeable shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, HH Acquisition Inc. will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends deemed to be paid on the exchangeable shares and will be entitled to deduct 9/4 of the tax payable in computing its taxable income under Part I of the Canadian Tax Act.



     On the redemption, the holder of an exchangeable share will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the redemption proceeds less the amount of the deemed dividend. A holder will in general realize a capital loss or a capital gain equal to the amount by which the adjusted cost base to the holder of the exchangeable share exceeds or is less than the proceeds of disposition. The general tax treatment of capital gains and capital losses is discussed below under the heading "Capital gains and capital losses." In the case of a shareholder that is a corporation, in some circumstances the amount of any deemed dividend may be treated as proceeds of disposition and not as a dividend.



     On the exchange of an exchangeable share by the holder thereof with HH Acquisition ULC for our Class B common stock the holder will be considered to have disposed of the exchangeable share for proceeds of disposition equal to the fair market value at that time our Class B common stock is received on the exchange plus any declared and unpaid dividends in respect of the exchangeable share. The holder will in general realize a capital gain or a capital loss equal to the amount by which the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed or are less than the adjusted cost base to the holder of the exchangeable share. The general tax treatment of capital gains and capital losses is discussed below under the heading "Capital gains and losses."



     The cost of our Class B common stock received on the redemption of an exchangeable share by HH Acquisition Inc. will be equal to the fair market value of our Class B common stock received on the redemption. The cost of our Class B common stock received on the exchange of an exchangeable share with HH Acquisition ULC will be equal to the fair market value of our Class B common stock received on the exchange. The cost of any of this Class B common stock will be averaged with the adjusted cost base of any of our other Class B common stock held by the HH Acquisition Inc. shareholder immediately before that time for the purposes of determining the holder's adjusted cost base of our Class B common stock.



     Dividends on our Class A or Class B common stock. Dividends on our Class A or Class B common stock must be included in the recipient's income for the purposes of the Canadian Tax Act. These dividends received by a holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A holder that is a corporation will include these dividends in computing its taxable income. A holder that is a Canadian controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on these dividends. United States non-resident withholding tax paid in respect of these dividends, as discussed under the heading "United States Federal Tax Considerations" below, will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act. We have no current plans to pay cash dividends on our Class A or Class B common stock. The Canadian Tax Act consequences of a stock dividend may be different from those of a cash dividend.



     Disposition of our Class A or Class B common stock. A disposition or deemed disposition of our Class A or Class B common stock by a holder, other than a conversion of our Class B common stock into Class A common stock, will generally result in a capital gain or capital loss equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed or are less than the adjusted cost base to the holder of our Class A or Class B common stock. The general tax treatment of capital gains and capital losses is discussed below under the heading "Capital gains and losses."

     A holder who converts Class B common stock into Class A common stock will be deemed not to have made a taxable disposition of the Class B common stock and the cost to the holder of the Class A common stock so obtained will be the adjusted cost base to the holder of the converted Class B common stock immediately before the conversion.



     Capital gains and losses. An HH Acquisition Inc. shareholder's taxable capital gain or allowable capital loss from the disposition of exchangeable shares or our Class A or Class B common stock, other than a conversion of our Class B common stock into Class A common stock, will be equal to three-quarters of the amount of the shareholder's capital gain or capital loss in respect of the disposition. An HH Acquisition Inc. shareholder must include any of this taxable capital gain in income for the taxation year of disposition, and may, subject to the detailed provisions of the Canadian Tax Act, deduct any allowable capital loss from taxable capital gains in the year in which the allowable capital loss is realized. Under the detailed rules contained in the Canadian Tax Act, any remaining allowable capital loss may generally be applied to reduce net taxable capital gains realized by the holder in the three preceding taxation years or in any subsequent taxation year.



     If the holder of an exchangeable share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an exchangeable share may be reduced by the amount of dividends received or deemed to have been received by it on the exchangeable share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns exchangeable shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns exchangeable shares.



     Capital gains realized by an individual may be subject to alternative minimum tax under the Canadian Tax Act depending on the individual's circumstances.



     HH Acquisition Inc. shareholders that are "Canadian controlled private corporations," as defined in the Canadian Tax Act, may be liable to pay an additional 6 2/3% refundable tax in respect of taxable capital gains realized.



     Eligibility for investment. We have indicated to counsel that we will maintain the listing of our Class A common stock on the Nasdaq National Market or another prescribed exchange.



     Qualified investments. Provided our Class A common stock is listed on a prescribed stock exchange, which includes the Nasdaq National Market, on which our Class A common stock but not our Class B common stock is currently listed, our Class A common stock will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans. Exchangeable shares and our Class B common stock are not qualified investments.



     Foreign property. Exchangeable shares and our Class A or Class B common stock will be foreign property under the Canadian Tax Act. A penalty tax is imposed by Part XI of the Canadian Tax Act if the cost amount of certain taxpayers' investment in foreign property exceeds the statutory limit.



     Foreign Property information Reporting. A holder of exchangeable shares or our Class A or Class B common stock who is a "specified Canadian entity," as defined in the Canadian Tax Act, and whose cost amount for these shares at any time in a year or fiscal period exceeds Canadian $100,000 will be required to file an information return in respect of these shares disclosing the holder's cost amount, any dividends received in the year and any gains or losses realized in the year in respect of these shares. A specified Canadian entity means a taxpayer resident in Canada in the year, other than a corporation or a trust exempt from tax under Part I of the Canadian Tax Act, a non-resident-owned investment corporation, a mutual fund corporation, a mutual fund trust and certain other trusts and partnerships.



     HH ACQUISITION INC. SHAREHOLDERS NOT RESIDENT IN CANADA. The following portion of the summary is applicable only to HH Acquisition Inc. shareholders who:



     - for purposes of the Canadian Tax Act and any relevant bilateral treaty, and at all relevant times, are not resident and are not deemed to be resident in Canada;



     - hold their exchangeable shares and will hold shares of our Class B common stock as capital property; and



     - deal at arm's length with HH Acquisition Inc. and Broadcom.



     Generally, the exchangeable shares will be taxable Canadian property, and a holder whose exchangeable shares are redeemed either under HH Acquisition Inc.'s redemption right or pursuant to a request for redemption by the holder will be deemed to have received a dividend and be considered to have disposed of the exchangeable shares for proceeds as described above for shareholders resident in Canada under the heading "Redemption or exchange of exchangeable shares." The amount of such dividend will be subject to the tax treatment of dividends described below, and if the holder of exchangeable shares has not submitted a qualifying certificate issued by the Canada Customs and Revenue Agency under section 116 of the Canadian Tax Act, HH Acquisition Inc. will reduce the amount of any Class B common stock or cash proceeds resulting from the redemption by the amount of withholdings required by section 116 of the Canadian Tax Act. On the exchange of an exchangeable share by the non-resident holder thereof with HH Acquisition ULC for a share of Class B common stock, the non-resident holder will be considered to have disposed of the exchangeable share for proceeds of disposition in an amount as described above for shareholders resident in Canada, and if the holder of exchangeable shares has not submitted a qualifying certificate issued by the Canada Customs and Revenue Agency under section 116 of the Canadian Tax Act, HH Acquisition ULC will reduce the amount of any Class B common stock or cash proceeds resulting from the exchange by the amount of withholdings required under section 116 of the Canadian Tax Act.



     Dividends deemed to be paid on the exchangeable shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25% although this rate may be reduced under the provisions of an applicable income tax treaty. Under the Income Tax Treaty between Canada and the United States effective August 16, 1984, as amended, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner of the shares and who is resident in the United States for purposes of the Income Tax Treaty.



     Generally, our Class B common stock will not be taxable Canadian property if;



     - the holder does not use or hold, and is not deemed to use or hold, these shares in connection with carrying on business in Canada; and



     - no more than 50% of the fair market value of the Class B common stock is derived directly or indirectly from one or a combination of real property situated in Canada, Canadian resource properties and timber resource properties.



     A non-resident HH Acquisition Inc. shareholder will not be subject to tax under the Canadian Tax Act on the sale or other disposition of our Class B common stock that is not taxable Canadian property to such holder.

UNITED STATES FEDERAL TAX CONSIDERATIONS



     The following description sets forth the material United States federal income and estate tax considerations for Non-United States holders relating to the exchange of exchangeable shares for our Class B common stock and the acquisition, ownership and disposition of our Class A common stock and Class B common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to herein as the Code, the applicable Treasury Regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion deals only with holders that hold exchangeable shares, or will hold our Class A common stock and Class B common stock, as "capital assets" within the meaning of Section 1221 of the Code. This discussion does not address tax considerations applicable to investors that may be subject to special tax rules or persons that will hold exchangeable shares, our Class A common stock or our Class B common stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.



     Investors considering the exchange of exchangeable shares for our Class B common stock should consult their tax advisors with respect to the application of United States federal income and estate tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.



     As used herein, the term "Non-United States holder" means a holder of exchangeable shares, Class A Common Stock or Class B Common Stock that is not a "United States person" for United States federal income tax purposes. A "United States person" is:



     - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code;



     - a corporation or partnership, including entities treated as corporations or partnerships for federal income tax purposes, created or organized in the United States or under the laws of the United States, any state, or the District of Columbia;



     - an estate the income of which is subject to Unites States federal income taxation regardless of its source; or



     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.



     DIVIDENDS ON OUR CLASS A COMMON STOCK OR CLASS B COMMON STOCK. Dividends paid to a Non-United States holder of our Class A common stock or Class B common stock, excluding any dividends that are effectively connected with the holder's conduct of a trade or business in the United States, will be subject to United States federal withholding tax at a 30% rate or lower rate provided under an applicable income tax treaty. Non-United States holders wishing to claim the benefit of an applicable treaty rate may be required to satisfy certification requirements. A Non-United States holder that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by making an appropriate claim for refund with the Internal Revenue Service.

     Except to the extent that an applicable tax treaty otherwise provides, a Non-United States holder will be taxed in the same manner as a United States holder on dividends paid that are effectively connected with the conduct of a trade or business in the United States by the Non-United States holder. If such Non-United States holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to United States federal income tax, and may be subject to the branch profits tax, they will not be subject to United States withholding tax if the holder delivers an applicable form to us or our paying agent.



     We have no current plans to pay cash dividends on our Class A or Class B common stock. The United States federal income tax consequences of a stock dividend may be different from those of a cash dividend.



     DISPOSITION OF CLASS A COMMON STOCK OR CLASS B COMMON STOCK; EXCHANGE OF EXCHANGEABLE SHARES. A Non-United States holder generally will be subject to United States federal income tax or withholding tax on any gain recognized on the sale, exchange or other disposition of our Class A common stock or Class B common stock, or upon the exchange of exchangeable shares for Class B common stock, only if:



     (1) such gain is effectively connected with the conduct of a United States trade or business by the Non-United States holder and, if a tax treaty applies, attributable to a United States permanent establishment maintained by the Non-United States holder;



     (2) in the case of a Non-United States holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are satisfied; or



     (3) the holder is subject to tax pursuant to the provisions of the Code applicable to some United States expatriates.



     Our discussion of the United States federal income tax consequences of a sale or other disposition of our Class A common stock or Class B common stock by a Non-United States holder assumes that we are not, have not been and will not be at any time a "United States real property holding corporation," which we refer to in this Prospectus as a "USRPHC." We have determined that we are not a USRPHC and do not expect to become one in the future. However, if we were to become a USRPHC, Non-United States holders could be subject to a tax on a disposition of the holder's Class A common stock or Class B common stock notwithstanding the foregoing generally applicable rules.



     FEDERAL ESTATE TAX CONSEQUENCES TO A NON-UNITED STATES HOLDER. Shares of our Class A common stock and Class B common stock actually or beneficially held, other than through a foreign corporation, by an individual Non-United States holder at the time of his or her death, or previously transferred subject to some retained rights or powers, will be included in the value of such holder's gross estate for United States federal estate tax purposes unless otherwise provided by an applicable estate tax treaty.



     INFORMATION REPORTING AND BACKUP WITHHOLDING. Backup withholding at a rate of 31% may apply to dividends paid to Non-United States holders that are not "exempt recipients" and that fail to provide any information that may be required regarding their foreign status in the manner required by the Code and applicable Treasury Regulations. We must annually report to the Internal Revenue Service and to each holder the amount of dividends paid to such holder and the amount of tax withheld on such amounts. Copies of the information returns reporting any dividends paid and backup withholding tax collected may be made available to the tax authorities in the country in which a Non-United States holder resides under an applicable income tax treaty.



     Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale of our Class A common stock or Class B common stock by a Non-United States holder effected outside the United States by a foreign office of a "broker", as defined in applicable Treasury Regulations, unless, under current law, such broker:



     - is a United States person;



     - is a foreign person that derives 50% or more of its gross income for some periods from the conduct of a trade or business in the United States; or



     - is a controlled foreign corporation for United States federal income tax purposes.



     Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described above will not be subject to backup withholding, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States holder and other conditions are met, or the beneficial owner otherwise establishes an exemption.



     Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding, unless the owner of Class A common stock or Class B common stock:



     - provides an applicable form signed under penalties of perjury that includes its name and address and certifies as to its Non-United States holder status; or



     - is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and provides a statement to us or its agent under penalties of perjury in which it certifies that an applicable form has been received by it from the Non-United States holder or qualifying intermediary and furnishes us or its agent with a copy thereof.



     Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of our Class A common stock or Class B common stock under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the holder furnishes required information to the Internal Revenue Service.


                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.


     We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended. This prospectus is a part of that registration statement. This prospectus does not contain all of the information in the registration statement or the exhibits to the registration statement, as permitted by SEC rules.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it as well as information filed previously or in the future with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. The documents we incorporate by reference are:


      1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

      2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

      3. Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999;


      4. Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999;



      5. Our definitive proxy statement filed with the SEC on April 9, 1999 in connection with our annual meeting of shareholders;



      6. Our definitive proxy statement filed with the SEC on October 20, 1999 in connection with a special meeting of shareholders;



      7. Our Current Report on Form 8-K filed with the SEC on January 27, 1999;



      8. Our Current Report on Form 8-K filed with the SEC on April 28, 1999;



      9. Our Current Report on Form 8-K filed with the SEC on June 1, 1999;



     10. Our Current Report on Form 8-K filed with the SEC on June 23, 1999;



     11. Our Current Report on Form 8-K filed with the SEC on July 21, 1999;



     12. Our Current Report on Form 8-K filed with the SEC on August 12, 1999;



     13. Our Current Report on Form 8-K filed with the SEC on September 1, 1999;



     14. Our Current Report on Form 8-K/A filed with the SEC on September 17, 1999;



     15. Our Current Report on Form 8-K filed with the SEC on September 28,
         1999;



     16. Our Current Report on Form 8-K/A filed with the SEC on November 24, 1999; and



     17. The description of our Class A common stock contained in our registration statement on Form 8-A filed with the SEC on April 6, 1998, under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such.


     All reports and other documents we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference. We will not provide copies of exhibits to such documents unless such exhibits are specifically incorporated by reference into such document. Requests for documents should be submitted in writing to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7103 or by telephone at (949) 585-5660.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 LEGAL MATTERS


     The validity of the issuance of the shares offered pursuant to this prospectus as well as material federal U.S. tax consequences will be passed upon for us by Brobeck, Phleger & Harrison LLP, Irvine, California. Material Canadian federal income tax consequences will be passed upon for us by Farris, Vaughan, Wills & Murphy, Vancouver, British Columbia.


                                    EXPERTS


     The consolidated financial statements and schedule of Broadcom Corporation included in Broadcom Corporation's Current Report on Form 8-K/A dated November 24, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 Broadcom Logo

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various costs and expenses to be paid by us in connection with the offering of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.


SEC Registration Fee........................................  $ 54,882
Nasdaq National Market additional listing fee...............     5,715
Printing Expenses...........................................    25,000
Legal Fees and Expenses.....................................    10,727
Accounting Fees and Expenses................................    15,000
Miscellaneous...............................................        --
                                                              --------
          Total.............................................  $111,324
                                                              ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation limit the personal liability of our directors for monetary damages to the fullest extent permitted by the California General Corporation Law. Under the California General Corporation Law, a director's liability to a company or its shareholders may not be limited with respect to the following items: (1) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (2) acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (3) any transaction from which a director derived an improper personal benefit, (4) acts or omissions that show a reckless disregard for the director's duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the company or its shareholders, (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the company or its shareholders, (6) contracts or transactions between the company and a director within the scope of Section 310 of the California General Corporation Law or (7) improper dividends, loans and guarantees under Section 316 of the California General Corporation Law. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation by a director of the director's fiduciary duty to us or our shareholders.

     Our articles of incorporation also include an authorization for Broadcom to indemnify its "agents," as defined in Section 317 of the California General Corporation Law, through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, our bylaws provide for indemnification of our directors, officers and employees. In addition, we may, at our discretion, provide indemnification to persons whom we are not obligated to indemnify. The bylaws also allow us to enter into indemnity agreements with individual directors, officers, employees and other agents. We have entered into these indemnity agreements with all of our directors and executive officers. These agreements provide the maximum indemnification permitted by law. These agreements, together with our bylaws and articles of incorporation, may require us, among other things, to (1) indemnify our directors or executive officers, other than for liability resulting from willful misconduct of a culpable nature, (2) advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and (3) obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California General Corporation Law and our bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS


  EXHIBIT
  NUMBER
  -------
   3.1*     Amended and Restated Articles of Incorporation of Broadcom
            Corporation.
    3.1.1   Certificate of Amendment of Amended and Restated Articles of
            Incorporation of Broadcom Corporation, as filed with the
            California Secretary of State on December 31, 1999.
   3.2*     Bylaws of Broadcom Corporation.
   5.1      Opinion of Brobeck, Phleger & Harrison LLP.
   8.1      Opinion of Farris, Vaughan, Wills & Murphy as to tax
            matters.
   8.2      Opinion of Brobeck, Phleger & Harrison LLP as to tax
            matters.
  23.1      Consent of Independent Auditors.
  23.2      Consent of Brobeck, Phleger & Harrison LLP (included in
            Exhibits 5.1 and 8.2).
  23.3      Consent of Farris, Vaughan, Wills & Murphy (included in
            Exhibit 8.1).
  24.1      Power of Attorney (reference is made to page II-4 of this
            Registration Statement).
  99.1**    Plan of Arrangement under Section 252 of the Company Act
            (British Columbia), including Provisions Attaching to the
            Exchangeable Shares.
  99.2**    Voting and Exchange Trust Agreement, dated as of August 31,
            1999, among Broadcom Corporation, HH Acquisition Inc., HH
            Acquisition ULC, Broadcom (BVI) Limited and CBIC Mellon
            Trust Company, as Trustee.
  99.3**    Parent Support Agreement, dated as of August 31, 1999, among
            Broadcom Corporation, HH Acquisition Inc., HH Acquisition
            ULC and Broadcom (BVI) Limited.


-------------------------
 * Incorporated by reference to the similarly numbered exhibit to the Registration Statement on Form S-1 filed by Broadcom Corporation, Registration No. 333-45619.


** Previously filed.


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's Annual Report under Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference into this registration statement (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 10th day of January, 2000.


                                          BROADCOM CORPORATION

                                          By: /s/ HENRY T. NICHOLAS

                                            ------------------------------------
                                                Henry T. Nicholas III, Ph.D.
                                             President, Chief Executive Officer
                                                      and Co-Chairman

                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Broadcom Corporation, a California corporation, do hereby constitute and appoint Henry T. Nicholas III and Henry Samueli and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
/s/ HENRY T. NICHOLAS                                  President, Chief Executive  January 10, 2000
-----------------------------------------------------  Officer and Co-Chairman
Henry T. Nicholas III, Ph.D.                           (Principal Executive
                                                       Officer)

*                                                      Vice President of Research  January 10, 2000
-----------------------------------------------------  & Development, Chief
Henry Samueli, Ph.D.                                   Technical Officer and
                                                       Co-Chairman

                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
*                                                      Vice President and Chief    January 10, 2000
-----------------------------------------------------  Financial Officer
William J. Ruehle                                      (Principal Financial and
                                                       Accounting Officer)

*                                                      Director                    January 10, 2000
-----------------------------------------------------
Alan E. Ross

*                                                      Director                    January 10, 2000
-----------------------------------------------------
Myron S. Eichen

*                                                      Director                    January 10, 2000
-----------------------------------------------------
Werner F. Wolfen



*By: /s/ HENRY T. NICHOLAS


     -----------------------------------
               Henry T. Nicholas III,
     Ph.D.
                      (attorney-in-fact)

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER
  -------
     3.1*    Amended and Restated Articles of Incorporation of Broadcom
             Corporation.
   3.1.1     Certificate of Amendment of Amended and Restated Articles of
             Incorporation of Broadcom Corporation, as filed with the
             California Secretary of State on December 31, 1999.
     3.2*    Bylaws of Broadcom Corporation.
     5.1     Opinion of Brobeck, Phleger & Harrison LLP.
     8.1     Opinion of Farris, Vaughan, Wills & Murphy as to tax
             matters.
     8.2     Opinion of Brobeck, Phleger & Harrison LLP as to tax
             matters.
    23.1     Consent of Independent Auditors.
    23.2     Consent of Brobeck, Phleger & Harrison LLP (included in
             Exhibits 5.1 and 8.2).
    23.3     Consent of Farris, Vaughan, Wills & Murphy (included in
             Exhibit 8.1).
    24.1     Power of Attorney (reference is made to page II-4 of this
             Registration Statement).
    99.1**   Plan of Arrangement under Section 252 of the Company Act
             (British Columbia), including Provisions Attaching to the
             Exchangeable Shares.
    99.2**   Voting and Exchange Trust Agreement, dated as of August 31,
             1999, among Broadcom Corporation, HH Acquisition Inc., HH
             Acquisition ULC, Broadcom (BVI) Limited and CBIC Mellon
             Trust Company, as Trustee.
    99.3**   Parent Support Agreement, dated as of August 31, 1999, among
             Broadcom Corporation, HH Acquisition Inc., HH Acquisition
             ULC and Broadcom (BVI) Limited.


-------------------------
 * Incorporated by reference to the similarly numbered exhibit to the Registration Statement on Form S-1 filed by Broadcom Corporation, Registration No. 333-45619.


** Previously filed.